Exhibit (a)(1)(D)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE
SOME OR ALL OF YOUR ELIGIBLE OPTIONS
NETAPP, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS
WITHDRAWAL FORM
     By now, you have received (1) a copy of the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”); (2) the Announcement of the Offer to Exchange, dated May 22, 2009; (3) an Election Form; and (4) this Withdrawal Form. You completed and submitted an election, in which you elected to ACCEPT NetApp’s offer to exchange some or all of your Eligible Options (as defined in the Offer to Exchange). You should submit this form only if you now wish to change that election and REJECT NetApp’s offer to exchange some or all of your Eligible Options.
     To withdraw your election to exchange some or all of your Eligible Options, you must sign, date and deliver the completed and attached Withdrawal Form via facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., U.S. Pacific Time, on June 19, 2009 (unless we extend the offer), to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
     Alternatively, you may complete and submit your withdrawal via the offer website at https://netapp-exchange.equitybenefits.com by 9:00 p.m., U.S. Pacific Time, on June 19, 2009 (unless we extend the offer).
     You should note that if you withdraw your acceptance of the offer with respect to some or all of your Eligible Options, you will not receive any restricted stock units pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the option plan under which they were granted, and by the existing option agreements between you and NetApp.
     You may change this withdrawal, and again elect to exchange some or all of your Eligible Options by submitting a new election to NetApp by 9:00 p.m., U.S. Pacific Time, on June 19, 2009 (unless we extend the offer).

     Please check the appropriate box:
     ☐     I wish to withdraw my election to exchange and instead REJECT the Offer to Exchange all of my options. I do not wish to exchange any options.
     OR
     ☐      I wish to withdraw my election to exchange options as to my Eligible Options listed below (please list). Any options previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed options:

Option Grant Number	Grant Date

     Please sign this Withdrawal Form and print your name exactly as it appears on the Election Form you previously submitted.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address
RETURN TO NETAPP VIA FACSIMILE AT (408) 716-2633 OR E-MAIL AT
OPTEXCH@NETAPP.COM NO LATER THAN 9:00 P.M., U.S. PACIFIC TIME, ON JUNE 19, 2009.

NETAPP, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS
WITHDRAWAL INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of the Withdrawal.
     A properly completed withdrawal must be received via the offer website or by facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 p.m., U.S. Pacific Time, on June 19, 2009 (referred to as the “expiration date”), unless we extend the offer.
     Withdrawal through the offer website:
     If you choose to utilize the offer website rather than submit your withdrawal by sending your Withdrawal Form by facsimile or e-mail, you must do the following before the expiration date:
1.	Login to offer website at https://netapp-exchange.equitybenefits.com

2.	Enter your NetApp user name and temporary password. Your temporary password was sent via email on or about May 22, 2009. You will be required to create a new password prior to accessing secure data.

3.	Select “Make an Election”

4.	Read the documents provided on Election Information screen for complete information on the Offer to Exchange. Select “Make an Election”

5.	Select “Yes” or “No” under “Elect to Exchange Eligible Options” to indicate your election to tender for exchange your eligible options. Select “Next”

6.	Review your elections and, if correct, select “Proceed to Confirmation”

7.	Read the Agreement to Terms of Election and select “I Agree”

8.	Print Election Confirmation by selecting “Print Confirmation”
     Withdrawal via Facsimile or E-mail:
     If you choose not to utilize the offer website, you may submit your withdrawal by sending your Withdrawal Form by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:
     1. Properly complete and sign the attached Withdrawal Form.
     2. Deliver the completed and attached Withdrawal Form via facsimile or e-mail (via PDF or similar imaged document file) to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
     If NetApp extends the offer, the properly completed withdrawal must be received by NetApp by the date and time of the extended expiration of the offer.

     The delivery of all required documents, including Withdrawal Forms, is at your risk. Delivery will be deemed made only when actually received by NetApp. In all cases, you should allow sufficient time to ensure timely delivery.
     If your Withdrawal Form is submitted by facsimile or email, we intend to confirm the receipt of your Withdrawal Form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Withdrawal Form has been received by June 19, 2009. Confirmation statements for submissions through the offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. Only responses that are complete and actually received by the deadline will be accepted. Responses must be submitted by electing through the offer website, facsimile or e-mail. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted.
     Although by submitting a Withdrawal Form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn Eligible Options until the expiration of the offer. You should note that you may not rescind any withdrawal and any Eligible Options withdrawn will not be deemed properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange Eligible Options may be made at any time before the expiration date. If NetApp extends the offer beyond that time, you may re-tender your Eligible Options at any time until the extended expiration date of the offer.
     To re-elect to tender the withdrawn Eligible Options, you must either submit an election via the offer website or deliver an Election Form with the required information via facsimile or e-mail (via PDF or similar imaged document file), after the date of the last withdrawal but before 9:00 p.m., U.S. Pacific Time, on June 19, 2009 (unless we extend the offer), to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
     Your options will not be deemed properly tendered, or “exchanged,” for purposes of the offer unless the withdrawn options are properly re-tendered for exchange before the expiration date by delivery of a new election following the procedures described in the instructions to the election. This new election must be received by us after your original election and any withdrawal you have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all Eligible Options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.
     Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal, if you submit your withdrawal via facsimile or e-mail, or provide a confirmation on the offer website if you submit your withdrawal via the offer website, by completing and submitting this withdrawal, you waive any right to receive any notice of the withdrawal of the tender of your Eligible Options.
2. Signatures on this Withdrawal.
     If the withdrawal is being submitted via facsimile or e-mail, it must be signed by the holder of the Eligible Options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to NetApp of the authority of that person so to act must be submitted with this withdrawal.
     Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.
     Withdrawals submitted via the offer website: Entering your username and password and submitting the withdrawal via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.
3. Other Information on this Withdrawal.
     If you are submitting the withdrawal via facsimile or e-mail, in addition to signing the Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.
4. Requests for Assistance or Additional Copies.
     You should direct questions about this offer and requests for additional copies of the Offer to Exchange and the other offer documents to the NetApp Exchange Team at optexch@netapp.com.
5. Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any Withdrawal Form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The withdrawal must be received by NetApp via the offer website, facsimile or e-mail, on or before the expiration date.
6. Additional Documents to Read.
     You should be sure to read the Offer to Exchange, all documents referenced therein, and the Frequently-Asked-Questions (FAQs), before deciding to participate in the offer.
7. Important Tax Information.
     If you are a U.S. taxpayer, please refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax in a country other than the U.S., please refer to Schedules C – R of the Offer to Exchange for important tax information. We also recommend that you consult with your personal tax advisors before making any decisions regarding participation in, or withdrawal from, the offer.

8. Data Privacy.
     To administer this offer, we must collect, use and transfer certain information regarding you and your Eligible Options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NetApp or its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an Election Form or a Withdrawal Form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an Election Form or a Withdrawal Form, you also acknowledge and agree that:
•	the parties receiving this data may be located outside of your country, and the recipients’ country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to implement, administer and manage the program;

•	you can request from us a list with the names and addresses of any potential recipients;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.
     If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.